Exhibit 99.2

CDH CDO LLC

Consolidated Financial Statements

December 31, 2013 and 2012 (unaudited)

(With Independent Auditors’ Report Thereon)

CDH CDO LLC

Independent Auditors’ Report

The Members

CDH CDO LLC:

We have audited the accompanying consolidated financial statements of CDH CDO LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of CDH CDO LLC and its subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

The accompanying consolidated balance sheet as of December 31, 2012, and the consolidated statements of operations, members’ capital and cash flows for the years ended December 31, 2012 and 2011 were not audited by us and accordingly, we do not express an opinion on them.

/s/ KPMG LLP

Boston, Massachusetts
March 11, 2014

CDH CDO LLC

Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands)

	2013	2012
		(unaudited)
Assets

Cash and cash equivalents	$1,915	$1,885
Restricted cash	50	805
Real estate debt investments carried at fair value	180,094	185,060
Securities carried at fair value	56,395	95,994
Land, building, and improvements, net	—	19,909
Intangible assets, net	—	1,665
Interest and other receivables	912	1,030
Other assets	75	1,423

Total assets	$239,441	$307,771

Liabilities and Capital

Liabilities:
Collateralized debt obligation carried at fair value	$166,657	$191,345
Mortgage note payable	—	22,293
Interest rate swap liability	7,245	11,413
Other liabilities	2,341	5,423

Total liabilities	176,243	230,474

Members’ capital:
Members’ capital	63,084	77,195
Noncontrolling equity interest	114	102

Total capital	63,198	77,297

Total liabilities and capital	$239,441	$307,771

See accompanying notes to consolidated financial statements.

CDH CDO LLC

Consolidated Statements of Operations

Years ended December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(In thousands)

	2013	2012	2011
		(unaudited)	(unaudited)

Income:
Interest income on real estate debt investments and securities	$16,828	$17,381	$16,064

Expenses:
Interest expense	6,356	6,647	8,563
Fees and expenses paid to related party	1,000	1,000	1,000
General and administrative	625	1,247	1,904

Total expenses	7,981	8,894	11,467

Net investment income	8,847	8,487	4,597

Realized and unrealized gain (loss) from investments:
Realized gain on securities carried at fair value	—	1,690	6,084
Realized loss on securities carried at fair value	(6)	(40)	(5,500)
Realized gain on real estate debt investments carried at fair value	13,367	1,897	2,972
Realized loss on sale of real estate debt investments carried at fair value	—	—	(122)
Realized loss on extinguishment of collateralized debt obligation	(5,041)	(4,161)	(2,584)

Total realized gain (loss) from investments, net	8,320	(614)	850

Unrealized gain on interest rate swaps	4,168	2,254	430
Unrealized gain on securities carried at fair value	2,424	7,065	5,310
Unrealized gain (loss) on real estate debt investments carried at fair value	2,441	(10,501)	(3,967)
Unrealized (loss) gain on collateralized debt obligation carried at fair value	(37,488)	(2,407)	28,676

Total unrealized (loss) gain from investments, net	(28,455)	(3,589)	30,449

Total unrealized and realized (loss) gain from investments	(20,135)	(4,203)	31,299

Net (loss) income from continuing operations	(11,288)	4,284	35,896

Discontinued operations:
Loss from discontinued operations	(216)	(880)	(750)
Gain on extinguishment of debt related to discontinued operations	4,756	—	—
Loss on sale from discontinued operations	(2,911)	—	—

Total income (loss) from discontinued operations	1,629	(880)	(750)

Net (loss) income	(9,659)	3,404	35,146

Net income attributable to the non controlling interest	(12)	(12)	(12)

Net (loss) income attributable to members	$(9,671)	$3,392	$35,134

See accompanying notes to consolidated financial statements.

CDH CDO LLC

Consolidated Statements of Changes in Members’ Capital

Years ended December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(In thousands)

	WRT CDH II LLC	Lexington CDH II LLC	Inland American (CDH II) Sub, LLC	Noncontrolling interest	Total

Balance at December 31, 2010 (unaudited)	$11,123	11,122	24,954	114	47,313
Distributions to members	(480)	(480)	(1,367)	(24)	(2,351)
Net income	11,711	11,711	11,712	12	35,146

Balance at December 31, 2011 (unaudited)	22,354	22,353	35,299	102	80,108

Distributions to members	(2,895)	(535)	(2,773)	(12)	(6,215)
Net income	2,261	—	1,131	12	3,404
Transfer of Ownership	21,818	(21,818)	—	—	—

Balance at December 31, 2012	43,538	—	33,657	102	77,297

Distributions to members	(2,041)	—	(2,399)	—	(4,440)
Net loss	(5,007)	—	(4,664)	12	(9,659)
Transfer of Ownership	(6,590)	—	6,590	—	—

Balance at December 31, 2013	$29,900	—	33,184	114	63,198

See accompanying notes to consolidated financial statements.

CDH CDO LLC

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(In thousands)

	2013	2012	2011
		(unaudited)	(unaudited)

Cash flows from operating activities:
Net (loss) income	$(9,659)	$3,404	$35,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	841	2,056	1,897
Realized gain on sale of securities carried at fair value	—	(1,690)	(6,084)
Realized loss on securities carried at fair value	6	40	5,500
Realized gain on sale of real estate debt investments carried at fair value	(13,367)	(1,897)	(2,972)
Realized loss on sale of held property	2,911	—	—
Realized loss on sale of real estate debt investments carried at fair value	—	—	122
Realized loss on extinguishment of collateralized debt obligation	5,041	4,161	2,584
Realized gain on extinguishment of debt	(4,756)	—	—
Unrealized gain on interest rate swaps	(4,168)	(2,254)	(430)
Unrealized gain on securities carried at fair value	(2,424)	(7,065)	(5,310)
Unrealized (gain) loss on real estate debt investments carried at fair value	(2,441)	10,501	3,967
Unrealized loss (gain) on collateralized debt obligations carried at fair value	37,488	2,407	(28,676)
Changes in operating assets and liabilities:
Interest and other receivables	118	149	(403)
Other assets	1,348	(1,194)	49
Other liabilities	(3,082)	1,586	(786)

Net cash provided by operating activities	7,856	10,204	4,604

Cash flows from investing activities:
Repayment of real estate debt investments carried at fair value	7,407	4,843	51,082
Proceeds from sales of securities carried at fair value	—	13,000	23,196
Proceeds from disposition of real estate debt investments	13,367	8,592	35,971
Purchase of real estate debt investments carried at fair value	—	—	(75,650)
Repayment of securities carried at fair value	42,017	3,239	9,175
Purchase of securities carried at fair value	—	—	(52,018)
Proceeds from foreclosure of property	—	—	80
Proceeds from sale of property	17,822	—	—
Purchase of fixed assets	—	(2,239)	(467)
Change in restricted cash	755	1,136	40,179

Net cash provided by investing activities	81,368	28,571	31,548

Cash flows from financing activities:
Repayment of mortgage payable	(17,537)	(595)	(1,075)
Repayment of collateralized debt obligation carried at fair value	(67,217)	(30,754)	(28,654)
Repayment of related-party notes payable	—	—	(3,498)
Distributions to members	(4,440)	(6,203)	(2,327)
Distributions to noncontrolling interests	—	(12)	(24)

Net cash used in financing activities	(89,194)	(37,564)	(35,578)

Net increase in cash and cash equivalents	30	1,211	574

Cash and cash equivalents at beginning of year	1,885	674	100

Cash and cash equivalents at end of year	$1,915	$1,885	$674

See accompanying notes to consolidated financial statements.

CDH CDO LLC

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(In thousands)

	2013	2012	2011
		(unaudited)	(unaudited)

Supplemental cash flow information:
Interest paid	$6,778	$7,175	$8,950

Noncash investing and financing activities:
Supplemental disclosure of noncash investing and financing activities:
Restricted cash acquired	$—	$—	$1,886
Land, building, and improvements	—	—	22,821
Mortgage note payable	—	—	23,963

See accompanying notes to consolidated financial statements.

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(1)	Description of Business

CDH CDO LLC (the Company) is a Delaware limited liability company that was formed on August 26, 2010. The Company is organized as a limited liability company (LLC) and at the time of formation was owned one-third each by WRT CDH II LLC (Winthrop), Lexington CDH II LLC (Lexington), and Inland American (CDH II) Sub, LLC (Inland), collectively, the Members. On May 1, 2012, Winthrop purchased the one-third interest of Lexington and now owns two-thirds of the Company. On February 25, 2013, Winthrop sold a 17% member interest in the Company to Inland. As a result of the sale, Winthrop now owns 49.67% and Inland owns 50.33% of the Company. In accordance with the sale, the Limited Liability Company Agreement of the company was amended to reflect this change in member ownership.

In connection with the formation of the Company, Inland made an initial capital contribution of $10,635,000, which was used to acquire the Company’s initial assets, 100% of the common shares of Concord Debt Funding Trust (Concord REIT), a Maryland real estate investment Trust, and other initial permitted investments acquired by the Company pursuant to its LLC agreement. This acquisition of assets and liabilities has been accounted for on a fair value basis as a result of the change of control on August 26, 2010. The remainder of the opening balance of members’ capital represents the excess fair value of the Company’s assets over liabilities of $24,466,000 upon formation of the Company and was equally allocated among the Members. Winthrop is not required to make any additional capital contributions and Inland is committed to invest up to a maximum of $14,000,000. Through its wholly owned direct and indirect subsidiaries, the Company acquires real estate whole loans and subordinate real estate debt investments such as B-notes, and mezzanine loans, and commercial real estate securities including collateralized mortgage-backed securities (CMBS), which are also referred to as either pool bonds or rake bonds. A rake bond is a junior interest in a securitized mortgage loan, which has been structured in one or more classes of CMBS and issued in a transaction that solely relates to one particular mortgage loan.

The Company’s wholly owned subsidiary, Concord REIT, which was formed by the Company’s predecessors in 2006, had a capital structure that consisted of 100,000 common shares and 102 shares of 12% cumulative redeemable preferred shares, which are characterized as noncontrolling equity interest on the balance sheet. The Company owns 100% of the common shares of Concord REIT while the preferred shares are owned by individuals associated with Winthrop and Lexington. These shares represent the noncontrolling equity interest of the Company. Concord REIT has the right to redeem the preferred shares if the Board of Trustees of Concord REIT determines that either (i) it is no longer required or necessary for the entity to qualify as a real estate investment trust (REIT) or (ii) keeping the preferred shares outstanding is no longer necessary for the entity to qualify as a REIT.

Through its subsidiaries, Concord Real Estate CDO 2006-1 Ltd (CDO-1), which wholly owns Concord Real Estate CDO 2006-1 LLC (the Co-Issuer), Concord REIT completed a nonrecourse collateralized debt obligation (CDO) transaction in December 2006 whereby certain real estate related and other assets were contributed to the CDO. Concurrent with the CDO transaction, CDO-1 and the Co-Issuer issued $413,850,000 of investment grade floating-rate notes (the CDO-1 bonds) and $51,150,000 of preferred shares. Concord REIT retains ownership of CDO-1’s preferred shares.

8	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The Company also owns 100% interest in WRP Management LLC (WRP Management), an entity that provides management services to CDO-1. WRP Management contracted with an affiliate of the Company, WRP Sub-Management LLC, to act as administrative manager to the Company.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its subsidiaries, which are either majority owned or controlled by the Company. The Company identifies entities for which control is achieved through means other than through voting rights (a variable interest entity or VIE) through the analysis as set forth in ASC 810, Consolidation of Variable Interest Entities, and determines when and which business enterprise, if any, should consolidate the VIE. In addition, the Company discloses information pertaining to such entities wherein the Company is the primary beneficiary or other entities wherein the Company has a significant variable interest. All significant intercompany transactions and balances have been eliminated.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates in the consolidated financial statements include the valuation of the Company’s real estate debt investments, securities, and CDOs. Actual results could differ materially from those estimates.

(c)	Concentration of Credit Risk

The Company maintains cash deposits and restricted cash deposits, which balances from time to time, may exceed federally insured limits. The Company believes it mitigates its risk of loss by maintaining its cash deposits with major financial institutions. To date, the Company has not experienced any losses of its cash deposits. Real estate debt investments and available-for-sale securities can potentially subject the Company to concentrations of credit risk. Management of the Company performs ongoing credit evaluations of borrowers and valuations of the real property and interests that collateralize the Company’s investments.

(d)	Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less are considered to be cash equivalents. The Company places its cash and cash equivalents in major financial institutions.

9	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(e)	Restricted Cash

The Company had restricted cash of $50,000 and $805,000 at December 31, 2013 and 2012, respectively. The December 31, 2013 restricted cash consists of $50,000 held by the CDO for current expenses. The December 31, 2012 restricted cash consists of $50,000 held by the CDO for current expenses and $755,000 held in escrow for future payments of taxes, insurance, and capital expenditures by the holder of the mortgage note payable.

(f)	Fair Value Measurements

The Company has elected the fair value option to measure certain of the Company’s financial instruments including real estate debt investments, securities, and its CDO (see notes 4, 6 and 8). The fair value of these financial instruments is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price) and changes in the fair value are recorded in earnings as unrealized gain or loss in the consolidated statements of operations.

(g)	Real Estate Debt Investments

Loans are stated at the estimated fair value. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans.

The Company recognizes interest income on nonperforming real estate debt investments using the cash-basis method. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, it is probable it will be unable to collect contractual principal and interest in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. As of December 31, 2013, there is one real estate debt investment with a fair market value of $0 on a nonaccrual basis.

(h)	Land, Building, and Improvements, net

Land, building, and improvements are stated at historical cost. Expenditures for repairs and maintenance are expensed as incurred. Significant renovations that extend the useful life of the properties are capitalized. Depreciation for financial reporting purposes is computed using the straight-line method. Buildings are depreciated over their estimated useful lives based on the property’s age, overall physical condition, type of construction materials, and intended use. Improvements to the buildings are depreciated over the shorter of the estimated useful life of the improvement or the remaining useful life of the building at the time the improvement is completed. Tenant improvements are depreciated over the shorter of the estimated useful life of the improvement or the term of the lease of the tenant.

Upon the acquisition or the change in control accounted for as a business combination of real estate, the Company assesses the fair value of the acquired assets (including land, buildings, and improvements and identified intangibles such as above- or below-market leases and acquired

10	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

in-place leases and tenant relationships) and acquired liabilities and the Company allocates purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections and utilizes appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building, and improvements and fixtures and equipment based on management’s determination of the fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

Real estate investments and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset group may not be recoverable. Recoverability of real estate investments to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated from the use and eventual disposition of the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments in 2013, 2012, or 2011. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of carrying amount or fair value less costs to sell. The assets and liabilities are classified separately as held-for-sale in the consolidated balance sheets and are no longer depreciated.

Intangible AssetsIn estimating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as a liability and amortized into rental revenue over the noncancelable periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the noncancelable portion of the respective leases. In-place lease values are based upon the Company’s evaluation of the specific characteristics of each tenant lease. Factors considered include estimates of carrying costs during a hypothetical lease-up period considering current market conditions and costs to execute similar leases. The in-place leases are recorded as intangible assets and amortized as a charge to amortization expense.

(i)	Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities on the balance sheet at their respective fair values. On the date a derivative contract is entered into, the Company designates the derivative as either (1) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or as (2) a derivative trading instrument.

11	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

There were no derivative contracts accounted for as hedges. The Company carries derivatives at their respective fair value on the balance sheet and recognizes any subsequent changes in fair value in its statement of operations.

(j)	Members’ Capital

Capital contributions, distributions, and profits and losses are allocated in accordance with the terms of the Company’s LLC agreement.

(k)	Revenue Recognition

The Company accounts for its leases with tenants as operating leases with rental revenue recognized on a straight-line basis over the minimum noncancelable term of the lease. The straight-line rent adjustment increased revenue by $205,000, $519,000 and $57,000 in 2013, 2012, and 2011 respectively, over actual cash received.

Leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes, and other operating expenses. Operating expense reimbursements are recognized as earned.

The Company recognizes lease termination payments as a component of rental revenue in the period received, provided that the Company has no further obligations under the lease; otherwise, the lease termination payment is amortized on a straight-line basis over the remaining obligation. There were no lease termination payments received in 2013, 2012, and 2011.

(l)	Income Taxes

Concord REIT is organized and conducts its operations to qualify as a REIT and to comply with the provisions of the Internal Revenue Code with respect thereto. A real estate investment trust is generally not subject to federal income tax on the portion of its REIT taxable income, which is distributed to its shareholders, provided that at least 90% of taxable income is distributed and certain other requirements are met. Additionally, 75% of a REIT’s gross income must be derived from interest on obligations secured by mortgages on real property or on interests in real property.

Taxes on income, as applicable, are the responsibility of the individual members. Accordingly, no provision for federal or state income taxes has been recorded.

The Company reviews its tax positions under accounting guidance that requires that a tax position may only be recognized in the financial statements if it is more likely than not that the tax position will prevail if challenged by tax authorities. The Company believes it is more likely than not that our tax positions will be sustained in any tax examination. We have no income tax expense, deferred tax assets, or deferred tax liabilities associated with any such uncertain tax positions for the operations of any entity included in the consolidated results of operations.

(m)	Recently Issued Accounting Standards

On December 16, 2011, FASB issued ASU No. 2011-11: Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities, which requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the financial statements

12	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

particularly for transactions related to derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The new disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013. The new disclosures are required for all prior comparative periods presented. The adoption did not have a material impact on the Company’s consolidated financial statements.

(3)	Fair Value Measurement

Accounting guidance establishes a fair value measurement framework, provides a single definition of fair value based on the assumptions that market participants would use in pricing an asset or liability, and requires expanded disclosure summarizing fair value measurements.

The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable input be used when available. Observable inputs are inputs that the market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is measured in three levels based on the reliability of inputs:

Level 1 – Inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Valuations derived from other valuation methodologies, including pricing models, discounted cash flow models, and similar techniques, and not based on market, exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections that are not observable in the market and significant professional judgment in determining the fair value assigned to such assets or liabilities.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair Value Option

The Company elects the fair value option for real estate debt investments, securities, and CDOs at the Company’s inception and on an ongoing basis. The Company elects the fair value option to mitigate a divergence between accounting and economic exposure. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur.

13	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The following is a description of the valuation techniques used for investments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

(a)	Real Estate Debt Investments

Real estate debt investments are nonpublic investments in loan assets collateralized by real estate. Determining the fair value of nonpublic investments involves a significant degree of management judgment as no quoted prices exist and such investments are generally very illiquid. Due to the unique nature of the individual properties collateralizing the Company’s loans, the Company uses the income or market approach, as deemed appropriate. Fair value determination through the income approach is estimated through the use of a discounted cash flow model. In addition to the characteristics of the underlying loans (including principal, contractual interest rate and contractual fees), key inputs to the model include interest rates, prepayment rates, and credit spreads. Fair value estimates from internal valuation techniques are then verified, where possible, to prices obtained from independent valuation specialists that use primarily a discounted cash flow model using similar inputs for valuation. Real estate debt investments are classified as Level 3 of the fair value hierarchy since valuation models are based on significant inputs that are unobservable in the market.

(b)	Securities

The securities portfolio comprises commercial mortgage-backed securities. The Company considers the availability of quoted market prices. If quoted market prices are not available for the specific security, the Company may estimate the value of such instruments using a combination of observed transaction prices, independent pricing services, and relevant broker quotes. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity. Management also considers the performance of the loans and collateral underlying the securities, the estimated value of the collateral supporting such loans, and a consideration of local, industry, and broader economic trends and factors. Because significant judgment and unobservable market inputs are used in the estimation of these metrics and the ultimate determination of fair value, this valuation methodology has been characterized as Level 3 in the fair value hierarchy.

(c)	Collateralized Debt Obligation

The Company uses a third-party pricing model to establish values for the CDO. The model derives value through a discounted cash flow methodology that considers credit risk factors and discount rate assumptions. Management also performs further analysis giving consideration to one or more of the following criteria as appropriate: (i) interest rates for liabilities of comparable quality and maturity, (ii) the value and performance of the underlying collateral, (iii) local, industry, and broader economic trends and factors, and (iv) recent market transactions. Because significant judgment is used in the ultimate determination of fair value, this valuation methodology has been characterized as Level 3 in the fair value hierarchy.

(d)	Derivative Financial Instruments

The Company has determined that the inputs used to value its derivatives fall primarily within Level 2 of the fair value hierarchy. Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities.

14	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

(e)	Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2013 and 2012 (in thousands):

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at December 31, 2013

Assets:
Cash and cash equivalents	$1,915	—	—	1,915
Restricted cash	50	—	—	50
Real estate debt investments	—	—	180,094	180,094
Securities	—	—	56,395	56,395

Liabilities:
Collateralized debt obligation	$—	—	166,657	166,657
Derivatives	—	7,245	—	7,245

15	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at December 31, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Assets:
Cash and cash equivalents	$1,885	—	—	1,885
Restricted cash	805	—	—	805
Real estate debt investments	—		185,060	185,060
Securities	—	—	95,994	95,994

Liabilities:
Collateralized debt obligation	$—	—	191,345	191,345
Derivatives	—	11,413	—	11,413

16	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(f)	Changes in Level 3 Fair Value Measurements

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2013 and 2012 (in thousands):

	Real estate		Collateralized
	debt		debt
	investments	Securities	obligations

Fair value, December 31, 2010 (unaudited)	$219,619	77,977	(270,277)
Total unrealized and realized gains (losses)	(1,117)	5,894	26,092
Repayments of real estate debt investments and securities	(51,082)	(9,175)	—
Repayment on collateralized debt obligation	—	—	28,654
Purchase of real estate debt investments and securities	75,650	52,018	—
Sale of real estate debt investments and securities	(35,971)	(23,196)	—

Fair value, December 31, 2011 (unaudited)	207,099	103,518	(215,531)

Total unrealized and realized gains (losses)	(8,604)	8,715	(6,568)
Repayments of real estate debt investments and securities	(4,843)	(3,239)	—
Repayment on collateralized debt obligation	—	—	30,754
Purchase of real estate debt investments and securities	—	—	—
Sale of real estate debt investments and securities	(8,592)	(13,000)	—

Fair value, December 31, 2012
	185,060	95,994	(191,345)

17	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

	Real estate		Collateralized
	debt		debt
	investments	Securities	obligations

Total unrealized and realized gains (losses)	$15,808	2,418	(42,529)
Repayments of real estate debt investments and securities	(7,407)	(42,017)	—
Repayment on collateralized debt obligation	—	—	67,217
Purchase of real estate debt investments and securities	—	—	—
Sale of real estate debt investments and securities	(13,367)	—	—

Fair value, December 31, 2013	$180,094	56,395	(166,657)

Change in unrealized gain/(loss) included in earnings related to investments and obligations still held at December 31, 2013	$2,474	2,636	(37,488)
Change in unrealized gain/(loss) included in earnings related to the investments still held at December 31, 2012 (unaudited)	(10,501)	7,065	(2,407)
Change in unrealized gain/(loss) included in earnings related to investments and obligations still held at December 31, 2011 (unaudited)	(3,967)	5,310	28,676

The Company received a payment amounting to $13,367 in the year ended December 31, 2013 from one real estate debt investments that had been previously written off, and had a fair value of $0 at December 31, 2012.

The following table presents additional quantitative information at December 31, 2013, about assets measured at fair value on a recurring and nonrecurring basis for which the Company has utilized Level 3 significant unobservable inputs to determine fair value (dollars in thousands).

December 31, 2013
			Unobservable	Unobservable input	Weighted
Financial instruments	Fair value	Valuation technique	input	value or range	average

Real estate debt investments	$180,094	Discounted cash flow	Discount rate	4.17% to 7.92%	6.21%
Securities	56,395	Discounted cash flow	Discount rate	0.73% to 72.99%	8.09%
Collateralized debt obligations	(166,657)	Discounted cash flow	Discount rate	14.39% to 37.34%	18.50%

18	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The following table presents additional quantitative information at December 31, 2012, about assets measured at fair value on a recurring and nonrecurring basis for which the Company has utilized Level 3 significant unobservable inputs to determine fair value (dollars in thousands).

December 31, 2012 (unaudited)
			Unobservable	Unobservable input	Weighted
Financial instruments	Fair value	Valuation technique	input	value or range	average

Real estate debt investments	$185,060	Discounted cash flow	Discount rate	4.20% to 12.40%	6.85%
Securities	95,994	Discounted cash flow	Discount rate	1% to 111%	8.95%
Collateralized debt obligations	(191,345)	Discounted cash flow	Discount rate	12% to 143%	15.16%

(g)	Transfers between Level 1, Level 2, and Level 3 of the Fair Value Hierarchy

There were no transfers of assets or liabilities between Levels 1, 2, or 3 of the fair value hierarchy during the years ended December 31, 2013 and 2012.

(h)	Fair Value of Financial Instruments

All financial instruments on the Company’s consolidated balance sheets are carried at fair value.

(4)	Real Estate Debt Investments

Real estate debt investments, consisting of whole loans, B-note participation interests, and mezzanine loans, are held for investment and are carried at their estimated fair value. Whole loans are loans to borrowers who are typically seeking capital for use in property acquisition and are predominantly collateralized by first mortgage liens on real property. B-notes are junior positions of whole loans. Mezzanine loans are loans that are subordinate to a conventional first mortgage loan, including B-notes and senior to the borrower’s equity in a transaction. These loans may be in the form of a junior participating interest in the senior debt. Mezzanine financing may take the form of loans collateralized by pledges of ownership interests in entities that directly or indirectly control the real property or subordinated loans collateralized by second mortgage liens on the property.

The following tables are a summary of the Company’s real estate debt investments at December 31, 2013 and 2012 (in thousands):

	2013
	Real estate
	debt
	investments
	at fair value	Loan count

Whole loans	$71,900	4
B-notes	39,586	4
Mezzanine loans	68,608	4

Total loans	$180,094	12

19	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

	2012 (unaudited)
	Real estate debt investments at fair value	Loan count

Whole loans	$75,929	5
B-notes	39,614	5
Mezzanine loans	69,517	4

Total loans	$185,060	14

The following table sets forth the maturity dates for the Company’s real estate debt investments at December 31, 2013 and 2012 (in thousands):

December 31, 2013	Number of loan assets maturing	Par value (2)	Fair value (3)	Percentage of total

Year of maturity (1):
2014	5	$100,594	72,655	41%
2015	3	49,463	34,980	19
2016	3	60,625	63,155	35
2017	—	—	—	—
2018 and thereafter	1	10,000	9,304	5

Total real estate debt investments	12	$220,682	180,094	100%

(1)	The December 31, 2013 weighted average maturity is 1.54 years. The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension period or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower. The weighted average maturity with the exercise of any extension options is 1.54 years.
(2)	At December 31, 2013, included in the par value amounts are two loans with an aggregate par value of $43,159 which have been written down to $0.
(3)	Of the 12 real estate debt investments, there is one loan that is not performing and its fair value is $0. The remaining 11 loans included in the fair value at December 31, 2013 are performing loans.

20	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

December 31, 2012	Number of loan assets maturing	Par value (2)	Fair value (3)	Percentage of total
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Year of maturity (1):
2013	4	$65,444	21,299	12%
2014	2	51,500	49,704	27
2015	4	54,043	39,547	21
2016	3	63,450	65,966	36
2017 and thereafter	1	10,000	8,544	4

Total real estate debt investments	14	$244,437	185,060	100%

(1)	The December 31, 2012 weighted average maturity is 2.17 years. The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension period or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower. The weighted average maturity with the exercise of any extension options is 2.24 years.
(2)	At December 31, 2012, included in the par value amounts are three loans with an aggregate par value of $59,509 which have been written down to $0.
(3)	Of the 14 real estate debt investments, there are two loans that are not performing and their fair value is $0. The remaining 12 loans included in the fair value at December 31, 2012 are performing loans.

During the year ended December 31, 2013, the Company sold one loan for total proceeds of $13,367. The Company recognized a net realized gain of $13,367 from the sale in the year. The Company had previously recognized an accumulated unrealized loss of $16,350 related to this loan as of the beginning of the year.

During the year ended December 31, 2012, the Company sold two loans for total proceeds of $8,592. The Company recognized a net realized gain of $292 from the sale in the year. The Company had previously recognized an accumulated unrealized loss of $3,700 related to this loan as of the beginning of the year.

Credit Risk Concentrations

Concentrations of credit risk arise when a number of borrowers, tenants, or issuers related to the Company’s investments are engaged in similar business activities or located in the same geographic location and are similarly affected by changes in economic conditions. The Company monitors its portfolio to identify potential concentrations of credit risk.

21	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The Company’s real estate debt investments contain concentrations in the following asset types, categorized by industry as a percentage of the unpaid principal balance and fair value of real estate debt investments as of December 31, 2013 and 2012:

	2013
Asset type	Unpaid principal balance	Fair value

Office	46%	58%
Hospitality	37	29
Mixed use	10	13
Industrial	7	—

Total	100%	100%

	2012
	(unaudited)
Asset type	Unpaid principal balance	Fair value

Office	50%	57%
Hospitality	33	28
Mixed use	8	2
Industrial	9	13

Total	100%	100%

As of December 31, 2013, two loans exceeded 10% of the Company’s assets, and for the year ended December 31, 2013, three loans generated more than 10% of the Company’s revenue. As of December 31, 2012, two loans exceeded 10% of the Company’s assets, and for the year ended December 31, 2012, three loans generated more than 10% of the Company’s revenue.

22	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(5)	Land, Building, and Improvements and Related-Party Note Payable

On April 1, 2011, the Company obtained control of an office building located in San Antonio, Texas which it accounted for as a business combination. The previous owner of the property was in default of their financial covenants and the mortgage loan was in special servicing. Since the controlling holder of the debt was a related party, a modification was negotiated where the Company would become the successor borrower, the maturity would include two-one-year extension options subject to a 6% Debt Yield Test (tested only to the Senior Participation) and monthly pay downs to the Senior Participation to the extent of available excess cash. As a result of the change in control, the Company consolidated the operations of the property. The fair value of the assets and liabilities was calculated by an independent third-party valuation firm and reviewed by management. The assets and liabilities at the time the company obtained control were allocated as follows (in thousands):

Amount

Land, building, and improvements	$18,049
In-place lease value	1,703
Above-market leases	354
Below-market leases	(258)
In-place tenant relationship	2,303
Other intangibles	411
Accounts receivable and other assets	90
Cash and restricted cash	1,966
Mortgage note payable	(23,963)
Accounts payable and accrued liabilities	(655)

The property was sold on August 29, 2013 and the mortgage note payable was settled for $17,537,000 which resulted in a realized gain on the extinguishment of debt of $4,756,000. A loss on the sale of the property and write off of the related assets and liabilities of $2,911,000 was recognized.

The Company had purchased an interest rate cap (the Cap) that matured on July 31, 2013. The Cap effectively fixed the interest rate on the mortgage note payable at 2% per annum on a notational amount of $22,417,000.

The Company held no land, building, improvements or intangible assets at December 31, 2013. The Company held Intangible Assets with a gross carrying value $4,513,000 at December 31, 2012. The Intangible Assets had accumulated amortization of $2,848,000 at December 31, 2012.

23	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

Major classes of fixed assets at December 31, 2012 are as follows (in thousands):

2012
(unaudited)

Land	$11,779
Building	5,363
Building improvements	878
Tenant improvements	2,720
Construction in progress	113
Less accumulated depreciation	(944)

Net land, building, and improvements	$19,909

Amortization expense was $522,888 and $1,607,369 for the years ended December 31, 2013 and December 31, 2012, respectively.

(6)	Securities Carried at Fair Value

The Company has a portfolio of loan securities that included 9 investments in pool bonds and 1 investment in a rake bond at December 31, 2013, and 14 investments in pool bonds and 1 investment in a rake bond at December 31, 2012. These bonds are marked to fair value on a continuous basis.

The cost and fair value of securities at fair value were as follows (in thousands):

	2013
	Par value	Cost basis	Unrealized gains	Unrealized loss	Fair value

CMBS:
Rake bonds	$10,508	10,722	35	—	10,757
Pool bonds	49,743	43,037	3,192	(591)	45,638

Total securities at fair value	$60,251	53,759	3,227	(591)	56,395

	2012 (unaudited)
	Par value	Cost basis	Unrealized gains	Unrealized loss	Fair value

CMBS:
Rake bonds	$10,719	11,047	—	(114)	10,933
Pool bonds	101,680	77,882	7,533	(354)	85,061

Total securities at fair value	$112,399	88,929	7,533	(468)	95,994

24	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

The tables below show the fair value of investments in securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer at December 31, 2013 and 2012 (in thousands):

	2013
	Less than 12 months		12 months or longer		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

CMBS:
Rake bonds	$—	—	—	—	—	—
Pool bonds	34,849	(591)	—	—	34,849	(591)

Total securities	$34,849	(591)	—	—	34,849	(591)

	2012 (unaudited)
	Less than 12 months		12 months or longer		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

CMBS:
Rake bonds	$10,933	(114)	—	—	10,933	(114)
Pool bonds	—	—	510	(354)	510	(354)

Total securities	$10,933	(114)	510	(354)	11,443	(468)

The following tables present the amortized cost and fair value of securities by contractual maturity dates as of December 31, 2013 and 2012 (in thousands):

	2013
	Cost	Fair value

CMBS – rake bonds:
Due within 1 year	$—	—
After 1 but within 5 years	10,722	10,757

Total CMBS – rake bonds	10,722	10,757

CMBS – pool bonds:
Due within 1 year	2,647	2,855
After 1 but within 5 years	29,327	32,208
After 5 but within 10 years	11,063	10,575

Total CMBS – pool bonds	43,037	45,638

Total securities	$53,759	56,395

25	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

	2012 (unaudited)
	Cost	Fair value

CMBS – rake bonds:
Due within 1 year	$—	—
After 1 but within 5 years	11,047	10,933

Total CMBS – rake bonds	11,047	10,933

CMBS – pool bonds:
Due within 1 year	653	925
After 1 but within 5 years	27,843	28,885
After 5 but within 10 years	49,386	55,251

Total CMBS – pool bonds	77,882	85,061

Total securities	$88,929	95,994

Changes in fair value of securities are reflected in the consolidated statements of operations as unrealized gain or losses on securities. During the year ended December 31, 2013, the Company received payoffs of five securities for total proceeds of $35,000,000. The Company had recognized an accumulated unrealized gain of $200,000 at the beginning of the year related to these securities.

(7)	Variable Interest Entities

A reporting entity is required to perform an analysis to determine if its variable interests give it a controlling financial interest in a VIE. The analysis required under ASC 810 identifies the primary beneficiary of a VIE as the entity having both of the following: (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. FASB’s accounting guidance on consolidation requires a VIE to be consolidated by its primary beneficiary.

In addition, a reporting entity must assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining if it has the power to direct the activities of the VIE that most significantly affect the entity’s economic performance. FASB requires ongoing reassessments of whether a reporting entity is the primary beneficiary of a VIE. Specifically, the list of reconsideration events includes a change in facts and circumstances where the holders of an equity investment at risk as a group lose the power to direct the activities of the entity that most significantly affect the entity’s economic performance. In addition, a troubled debt-restructuring is also defined as a reconsideration event.

At December 31, 2013 and 2012, the Company identified two real estate debt investments and one security with an aggregate carrying value of zero to be variable interests in VIEs. These investments were deemed VIEs primarily based on the fact that the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support. The Company has determined that it is not the primary beneficiary of the VIEs as it does not have voting or other rights that allow the Company to exercise control over the borrower entity nor do they have participation features that would require the Company to absorb expected losses or be entitled to receive expected residual returns of the borrower entity.

26	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

(8)	Collateralized Debt Obligation

As of December 31, 2013 and 2012, the CDO-1 bonds, which represent the Company’s CDO, have a consolidated outstanding principal balance of $192,648,000 and $259,865,000 and a fair value of $166,657,000 and $191,345,000, respectively. The CDO is collateralized by assets, consisting primarily of whole loans, B-notes, mezzanine loans, and securities with an aggregate par value of approximately $291,639,492 (fair value of $236,489,713) at December 31, 2013, which serves as collateral for the CDO-1 bonds.

The seven investment grade tranches of the CDO-1 bonds were issued with floating rate coupons with a combined weighted average rate of 0.7163% and 0.6921% at December 31, 2013 and 2012, respectively, and have a maturity of December 21, 2016. The seven investment grade tranches are treated as a secured financing and are nonrecourse to the Company. Interest proceeds received from investments collateralizing the CDO-1 bonds are distributed to holders of the CDO notes on a monthly basis.

The following tables present the Company’s CDO at December 31, 2013 and 2012 (in thousands):

	Notes and certificates originally issued	Outstanding balance at December 31, 2013	Borrowing spread to LIBOR	Unaudited Ratings (Moody’s/ S&P)

Class A-1	$202,275	76,398	0.28%	A1/BB+
Class A-2	23,250	23,250	0.34	Baa3/BB
Class B	46,500	46,500	0.41	Ba3/B-
Class C	20,925	10,000	0.45	B2/CCC+
Class D	37,200	6,000	0.75	Caa1/CCC-
Class E	22,087	8,087	1.20	Caa2/CCC-
Class F	24,413	22,413	1.75	Caa3/CCC-

Total notes	376,650	192,648

Class G (trust certificates)	18,600	—	N/A
Class H (trust certificates)	18,600	—	N/A

Total	$413,850	192,648

27	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

	Notes and certificates originally issued	Outstanding balance at December 31, 2012	Borrowing spread to LIBOR	Unaudited Ratings (Moody’s/ S&P)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Class A-1	$202,275	143,615	0.28%	A1/BBB
Class A-2	23,250	23,250	0.34	Baa3/BB
Class B	46,500	46,500	0.41	Ba3/B-
Class C	20,925	10,000	0.45	B2/CCC+
Class D	37,200	6,000	0.75	Caa1/CCC-
Class E	22,087	8,087	1.20	Caa2/CCC-
Class F	24,413	22,413	1.75	Caa3/CCC-

Total notes	376,650	259,865

Class G (trust certificates)	18,600	—	N/A
Class H (trust certificates)	18,600	—	N/A

Total	$413,850	259,865

CDO-1 is subject to covenants that are both financial and nonfinancial in nature. Significant covenants include cash coverage and collateral quality tests. CDO-1 was in compliance with its financial covenants at December 31, 2013 and 2012. On February 4, 2013, the Thanksgiving Loan defaulted due to foreclosure. Due to this default, the par value test was not satisfied which resulted in interest payments that otherwise would be payable to the Class D, E, and F being used to amortize the Class A-1 Notes. The Thanksgiving loan was sold on July 5, 2013 and the par value test was satisfied on the note valuation report dated July 25, 2013. The CDO matures on December 21, 2016.

(9)	Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and expected cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings. The notional amounts of these agreements were $137,887,000 at December 31, 2013 and 2012.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. The Company’s interest rate swaps are not designated as cash flow hedges. Interest expense related to these interest rate swaps amounted to $4,678,000 and $4,677,000 in 2013 and 2012, respectively, and is included in interest expense on the consolidated statements of operations.

28	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

Changes in the fair value of derivatives are recorded directly to earnings and the Company recognized $4,168,000 and $2,254,000 of unrealized gain for the years ended December 31, 2013 and 2012, respectively. The tables below present the fair value of the Company’s derivative financial instruments as presented on the consolidated balance sheets as of December 31, 2013 and 2012 (in thousands):

		Liability derivatives
	Balance sheet location	Fair value		Notional amount
		December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
			(unaudited)		(unaudited)

Derivatives not designated as hedging instruments:
Interest rate cap	Derivative liabilities	$—	—	—	22,417
Interest rate swaps	Derivative liabilities	7,245	11,413	137,887	137,887

Total derivatives not designated as hedging instruments		$7,245	11,413	137,887	160,304

	Fair values of derivative instruments
	Location of gain (loss) recognized in income on derivative	Amount of gain (loss) recognized in income on derivative

Derivatives not designated as hedging instruments:
Interest rate swaps	Unrealized gain on interest rate swaps	$4,168,000

Total derivative fair value gains – net		$4,168,000

(10)	Dividends

In order for the Company’s consolidated subsidiary, Concord REIT, to maintain its status as a REIT, it must distribute, at a minimum, an amount equal to 90% of its taxable income to its shareholders. For the years ended December 31, 2013 and 2012, dividends comprised 100% ordinary dividends. Because taxable income differs from cash flow from operations due to noncash revenues and expenses, the Company may generate operating cash flow in amounts below or in excess of its dividends.

29	(Continued)

CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

At December 31, 2013 and 2012, the Company’s members’ capital was $51,370,598 and $49,755,800 for federal tax reporting purposes as compared to $63,084,000 and $77,196,000 for financial reporting purposes, respectively.

(11)	Related-Party Transactions

For the years ended December 31, 2013, 2012 and 2011, the Company paid advancing agent fees to Concord Debt Holdings LLC in the amount of $41,000, $48,000 and $57,000, respectively.

The Company has accrued fees of $250,000 for the years ended December 31, 2013, 2012 and 2011, respectively, due to WRP Sub-Management LLC, an affiliate of Winthrop for providing administrative and management services.

During 2013 and 2012, the Company received advances for tenant improvements from a related third party. These advances will increase the mortgage debt upon completion of the improvements.

On October 6, 2011, the Company purchased from an affiliate of Winthrop a $14,000,000 real estate debt investment at par, bearing interest at LIBOR + 3.00%.

During 2011, the Company purchased Class E notes of CDO-1’s CDO for $748,000 with a carrying value of $675,000 and a face value of $9,000,000 from an affiliate of Winthrop. Those notes were subsequently canceled.

During 2011, the Company reimbursed an affiliate of Winthrop $3,498,000 for an unsecured loan with carrying amount of $3,498,000 at December 31, 2010, along with accrued interest at a rate of 12%.

(12)	Commitments and Contingencies

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

In January 2010, the trustee for CDO-1 refused to cancel the CDO-1 bonds held by Concord REIT. CDO-1 brought an action in the Delaware Court of Chancery (the Court) seeking declaratory relief that the bonds held by Concord REIT should be canceled and no longer remain outstanding. If the bonds remain outstanding obligations, CDO-1 will not satisfy certain of its par value tests. This would result in funds available for interest payments and distributions on certain of the CDO-1 bonds being used instead to redeem the most senior class of CDO-1 bonds, thereby reducing the cash flow to Concord REIT from CDO-1.

The parties in the action brought cross summary judgment motions, which were heard on April 21, 2010. On May 14, 2010, the Court ruled in favor of CDO-1 and issued a ruling that the bonds be deemed canceled effective January 2010. However, on June 14, 2010, the trustee for CDO-1 issued a notice to appeal the Court’s ruling. On March 4, 2011, the Court ruled in favor of the Concord REIT. The Delaware Supreme Court affirmed the Court’s ruling that the bonds submitted for cancellation should be deemed no longer outstanding effective January 2010.

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CDH CDO LLC

Notes to Consolidated Financial Statements

December 31, 2013, 2012 (unaudited) and 2011 (unaudited)

In December 2011, Concord Real Estate CDO 2006 1, Ltd. (the CDO), Cedarwoods CRE CDO II, Ltd., Resource Real Estate Funding CDO 2006 1 Ltd., and TCG Holdings I LLC (collectively, the Plaintiffs), brought an action in New York Supreme Court (the trial court in New York) against Galante Holdings, Inc., Trimont Real Estate Advisors, Hotspur Resorts Nevada, Ltd. Aberdeen Realty Holdings, Ltd., Keycorp Real Estate Capital Markets, Inc., and Douglas S. Rohrer (collectively, the Defendants). The action sought to enjoin the sale of the mortgage loan relating to the JW Marriott Hotel in Las Vegas, Nevada (the JW Loan). Both Concord and CDO hold CMBS bonds for which the JW Loan is an underlying asset.

As a condition to obtaining the injunction, in January 2012, the New York Appellate Court required that the Plaintiffs post a $2,000,000 surety bond. In this regard, one of the Plaintiffs (the Guaranteeing Plaintiff) agreed to guaranty the obligations under the surety bond. The CDO and each of the other Plaintiffs entered into an agreement with the Guaranteeing Plaintiff pursuant to which the CDO agreed to pay its pro rata share (25%) of any payments required to be made by the Guaranteeing Plaintiff to the surety bond issuer as well as 50% of any amounts that the two other co Plaintiffs were obligated to the extent they breached their obligations. Concord, which also holds a bond in the CMBS that contains the JW Loan, agreed to provide cash collateral for the CDO’s obligations to the guaranteeing Plaintiff. Accordingly, such amount was characterized as restricted funds. Management believes that the likelihood of a claim on such amounts is remote. As of December 31, 2013, this litigation has been resolved in favor of the plaintiffs and the company was reimbursed $463,000 of legal fees incurred due to this litigation.

(13)	Subsequent Events

In connection with the preparation of the consolidated financial statements, the Company evaluated subsequent events after the consolidated balance sheet date of December 31, 2013 through March 11, 2014, which was the date the consolidated financial statements were available to be issued.

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